Chembio Diagnostics Donates 4,500 HIV Test Kits for World AIDS Day

Medical Test Manufacturer Provides Point-of-Care Tests for the AIDS Healthcare Foundation’s 2009 Testing Millions Global Campaign

 MEDFORD, NY— December 1, 2009--Chembio Diagnostics, Inc. (OTC.BB: CEMI), a NY-based company that develops, manufactures, licenses and markets proprietary rapid diagnostic tests, is donating more than 4,500 rapid HIV test kits to the AIDS Healthcare Foundation’s 2009 Testing Millions Global Campaign, based in Los Angeles, to commemorate World AIDS Day 2009 on December 1st.

“It’s important to remember the need for routine testing so that AIDS patients can receive treatment,” said Lawrence A. Siebert, Chairman and CEO of Chembio.  “However, according to recent research, approximately one in five people who test positive for HIV fail to receive their results and post-test counseling.  Some of these patients who are unaware that they are infected inadvertently delay the beginning of treatment while placing others at risk of exposure.”

Siebert went on to note that rapid, point-of-care (POC) tests such as those that Chembio Diagnostics is donating to the Foundation—single test cartridges, similar to pregnancy tests, that use a small sample of blood and deliver a visual result in approximately 20 minutes—may be a solution to helping patients become aware of their test results by providing the results before the patients leave the testing site.

“We are extremely grateful that Chembio has seen fit to assist us in our efforts in this way on World AIDS Day,” said Terri Ford, senior director of global policy at the AIDS Healthcare Foundation. “Rapid point-of-care tests such as Chembio’s play a vital role in our vision for diagnosing HIV infections worldwide, and their generous gift to us of 4,500 tests is a sign of their commitment to our shared goals.”

Founded in 1985, Chembio entered the POC testing field in the late 1990s and, in 2002, focused its business to participate in the emerging global need and opportunity for rapid HIV tests.  In addition to Chembio’s two FDA-approved rapid tests for HIV, the company is developing a new generation of rapid STD tests using its patented Dual Path Platform technology.  These include a new rapid oral fluid HIV test, a unique combination screen and confirm point-of-care test for syphilis, and a rapid oral fluid hepatitis C test.

First conceived in 1987 and first celebrated the following year, World AIDS Day is dedicated to raising awareness of the AIDS epidemic caused by the spread of HIV infection.  Over one million Americans and 33 million individuals worldwide are estimated to be living with HIV.

About the AIDS Healthcare Foundation

AIDS Healthcare Foundation (AHF), the largest global AIDS organization, currently provides medical care and services to more than 120,000 individuals in 23 countries worldwide in the US, Africa, Latin America/Caribbean the Asia/Pacific region and Eastern Europe. The Foundation is currently embarked on a mass global testing initiative, the ‘testing Millions’ campaign to identify and treat many of the 25 million people worldwide who do not know they are infected.  In the US, the Foundation runs specialized healthcare centers in California, Florida and Washington, DC which provide patients with up-to-date and effective treatment and services tailored specifically to them by expert HIV/AIDS medical professionals.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA-approved rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK line of rapid HIV tests internationally to government and donor-funded programs, both directly and through partnerships and distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP.  Chembio’s pipeline of products incorporating this technology includes rapid tests for the screening of HIV and hepatitis C (HCV) using oral fluid samples as well as a multiplex screen and confirm rapid point-of-care diagnostic test for syphilis. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, which reflect management's current views, are based on a number of assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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